Exhibit 99.1

M/I Homes, Inc. Announces Pricing of $30 million of Senior Notes Due 2018

Columbus, Ohio - (May 3, 2012) M/I Homes, Inc. (NYSE: MHO) announced today the pricing of its offering of an additional $30 million of its 8.625% Senior Notes due 2018 (the “New Senior Notes”). The New Senior Notes will be additional notes issued under the indenture pursuant to which the Company's outstanding $200 million aggregate principal amount of 8.625% Senior Notes due 2018 (the “Existing Senior Notes”) were issued. The Existing Senior Notes and the New Senior Notes will have identical terms and will be treated as a single class under the indenture. The New Senior Notes were priced at 99.00% of their face value to yield 8.829%.

The New Senior Notes will be offered only to qualified institutional buyers in the United States under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain investors in compliance with Regulation S under the Securities Act. The offering of the New Senior Notes will not be registered under the Securities Act or any state securities laws and the New Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The Company intends to use the net proceeds from the sale of the New Senior Notes for our general corporate purposes, which may include acquisitions of land, repayment of other indebtedness, capital expenditures and increasing our working capital. The sale of the New Senior Notes is subject to customary closing conditions and is expected to close on May 8, 2012.

This announcement is not an offer to sell or the solicitation of an offer to buy the New Senior Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks and uncertainties.  Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission.  All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time.  The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact Information

M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225
Kevin C. Hake, Senior Vice President, Treasurer (614) 418-8227